Evofem Biosciences Appoints Interim Chief Financial Officer

SAN DIEGO, CA, March 9, 2023 — Evofem Biosciences, Inc. (OTCQB: EVFM) is pleased to announce the appointment of Albert Altro as Interim Chief Financial Officer of the Company. He replaces Jay File, who is leaving the Company to explore other opportunities.
Mr. Altro brings over 30 years of financial and operational experience including corporate restructuring, public accounting and executive management, and consulting, primarily in a leadership role. His experience spans a variety of industries and organizations, servicing primarily middle market privately held corporations, as well as debtors-in-possession, secured and unsecured creditors, private equity groups and strategic buyers. Prior to forming Traverse LLC in 2005, Mr. Altro worked at KPMG in both the auditing group and the strategic consulting practice; he also worked at PricewaterhouseCoopers in the Transaction Services Group and worked as a corporate restructuring advisor at Zolfo Cooper (acquired by Alix Partners).
“We will look to Albert’s extensive experience to inform and direct our fiscal strategy as we explore options to build shareholder value,” said Saundra Pelletier, Chief Executive Officer of Evofem.
Mr. Altro has served on the boards of directors of The Corporate Presence, Pekay Boutiques, Bumblebee Foods and Paramount Business Solutions. He holds a BA in accounting from Long Beach State, and is a member of the Association of Insolvency and Restructuring Advisors (AIRA) and the Turnaround Management Association (TMA).
Pelletier added, “On behalf of the Board I want to thank Jay for his services and wish him success in his future endeavors.”
About Evofem
Evofem Biosciences, Inc., is developing and commercializing innovative products to address unmet needs in women's sexual and reproductive health. The Company's first FDA-approved product, Phexxi® (lactic acid, citric acid and potassium bitartrate), is a hormone-free, on-demand prescription contraceptive vaginal gel. It comes in a box of 12 pre-filled applicators and is applied 0-60 minutes before each act of sex. Learn more at phexxi.com and evofem.com.

Phexxi® is a registered trademark of Evofem Biosciences, Inc.

Forward-Looking Statements
This press release includes "forward-looking statements," within the meaning of the safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 including, without limitation, statements related to Mr. Altro’s expected contributions to Evofem. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements are disclosed in the Company's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 10, 2022, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 filed with the SEC on January 6, 2023 and any subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. The Company does not undertake any duty to update any forward-looking statement except as required by law.

Contacts
Evofem Biosciences, Inc.
Amy Raskopf
SVP, Investor Relations
araskopf@evofem.com / media@evofem.com
(917) 673-5775

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